Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $1.34
2016 Fourth Quarter

•	Net earnings of $313.5 million, or $1.34 per diluted share, compared to net earnings of $281.6 million, or $1.21 per diluted share

•	Deliveries of 8,228 homes – up 7%

•	New orders of 6,598 homes – up 9%; new orders dollar value of $2.4 billion – up 12%

•	Backlog of 7,623 homes – up 15%; backlog dollar value of $2.9 billion – up 17%

•	Revenues of $3.4 billion – up 15%

•	Lennar Homebuilding operating earnings of $436.7 million, compared to $437.5 million

•	Gross margin on home sales of 23.3%, compared to 24.6% in Q4 2015, improved sequentially 70 basis points from Q3 2016

•	S,G&A expenses as a % of revenues from home sales improved to 8.7% from 9.2% in Q4 2015, improved sequentially 60 basis points from Q3 2016

•	Operating margin on home sales of 14.6%, compared to 15.5% in Q4 2015, improved sequentially 140 basis points from Q3 2016

•	Lennar Financial Services operating earnings of $51.4 million, compared to $33.8 million

•	Rialto operating earnings (net of noncontrolling interests) of $8.0 million, compared to $7.6 million

•	Lennar Multifamily operating earnings of $41.4 million, compared to $10.2 million

•	Lennar Homebuilding cash and cash equivalents of $1.1 billion

•	No outstanding borrowings under the $1.8 billion credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 33.4%, compared to 42.2% in Q4 2015
2016 Fiscal Year

•	Net earnings of $911.8 million, or $3.93 per diluted share, compared to net earnings of $802.9 million, or $3.46 per diluted share

•	Deliveries of 26,563 homes – up 9%

•	New orders of 27,372 homes – up 9%

•	Revenues of $10.9 billion – up 16%

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Miami, December 19, 2016 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2016. Fourth quarter net earnings attributable to Lennar in 2016 were $313.5 million, or $1.34 per diluted share, compared to $281.6 million, or $1.21 per diluted share, in the fourth quarter of 2015. Net earnings attributable to Lennar for the year ended November 30, 2016 were $911.8 million, or $3.93 per diluted share, compared to $802.9 million, or $3.46 per diluted share, for the year ended November 30, 2015.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We delivered another fourth quarter and fiscal year of strong and consistent results, that reflect our clearly defined operating strategies. For the quarter and year we achieved an 11% and 14% year-over-year increase in net earnings, respectively.
"We have consistently believed that the housing market is continuing its slow and steady recovery, and we have crafted our operating strategies specifically to position our company to grow at a measured pace and to act opportunistically in these market conditions. With the anticipation of a new President focusing on accelerating economic growth, we believe that our fortified balance sheet, our diversified business model and our refined product offerings, will continue to hold us in good stead in a high-growth economy, despite the potential of moderately rising interest rates over the next several years."
Mr. Miller continued, "Our core homebuilding business continued to produce strong operating results in the fourth quarter as our home deliveries and new orders increased 7% and 9%, respectively, compared to last year, while our gross and operating margins were 23.3% and 14.6%, respectively. We continued to invest in new technologies and in the re-piping of our systems to maximize efficiencies which helped contribute to an S,G&A % of home sale revenues of 8.7% in the fourth quarter.
"Disciplined adherence to our operating strategy drove net homebuilding debt to total capital to 33.4% at year-end, an improvement of 880 basis points over last year, which marks the return of our balance sheet to pre-downturn levels. This was accomplished through our soft pivot strategy and strong bottom-line profits that led to positive operating cash flows in 2016, as well as the conversion of our convertible debt that reduced our leverage without impacting diluted earnings per share.
"Complementing our homebuilding business, our Lennar Financial Services segment continued its strong performance by increasing its earnings to $51.4 million in the fourth quarter from $33.8 million in 2015. The increase in profitability was primarily due to an increase in transactions and a higher profit per transaction.
"Our Multifamily business generated $41.4 million of earnings during the fourth quarter, primarily due to the sale of four apartment properties by its joint ventures. With the maturation of this segment, combined with our geographically diversified pipeline, we expect this business to continue to produce another year of strong results in fiscal 2017."
Mr. Miller concluded, "While our homebuilding and financial services businesses continue to be the primary driver of our earnings, we are in an excellent position across our multiple platforms. With our strong balance sheet and a sales backlog dollar value of $2.9 billion, we are well positioned as we enter 2017."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2016 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2015
Lennar Homebuilding
Revenues from home sales increased 11% in the fourth quarter of 2016 to $2.9 billion from $2.6 billion in the fourth quarter of 2015. Revenues were higher primarily due to an 8% increase in the number of home deliveries, excluding unconsolidated entities, and a 3% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 8,206 homes in the fourth quarter of 2016 from 7,605 homes in the fourth quarter of 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. This includes an increase in home deliveries in Homebuilding Central despite a slight decrease in home deliveries in Homebuilding Houston, which is now aggregated into the Company's Homebuilding Central segment as it no longer meets the reportable segment criteria. The average sales price of homes delivered increased to $357,000 in the fourth quarter of 2016 from $347,000 in the fourth quarter of 2015. Sales incentives offered to homebuyers were $23,700 per home delivered in the fourth quarter of 2016, or 6.2% as a percentage of home sales revenue, compared to $21,700 per home delivered in the same period last year, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $683.5 million, or 23.3%, in the fourth quarter of 2016, compared to $651.1 million, or 24.6%, in the fourth quarter of 2015. Gross margin percentage on home sales decreased compared to the fourth quarter of 2015 primarily due to an increase in land and construction costs per home, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $256.2 million in the fourth quarter of 2016, compared to $242.7 million in the fourth quarter of 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.7% in the fourth quarter of 2016, from 9.2% in the fourth quarter of 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Gross profits on land sales were $24.3 million in the fourth quarter of 2016, which included three significant land transactions that generated $16.1 million in gross profits, compared to $7.9 million of gross profits on land sales in the fourth quarter of 2015.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($24.6) million in the fourth quarter of 2016, compared to $14.7 million in the fourth quarter of 2015. In the fourth quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses associated with the new FivePoint unconsolidated entity formed as the result of the FivePoint combination in the second quarter of fiscal 2016. In the fourth quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $18.3 million of equity in earnings from one of the Company's

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unconsolidated entities primarily due to sales of homesites to another joint venture in which the Company has a 50% investment.
Lennar Homebuilding other income, net, was $11.0 million in the fourth quarter of 2016, compared to $8.3 million in the fourth quarter of 2015.
Lennar Homebuilding interest expense was $73.3 million in the fourth quarter of 2016 ($69.4 million was included in costs of homes sold, $2.6 million in costs of land sold and $1.3 million in other interest expense), compared to $65.5 million in the fourth quarter of 2015 ($62.9 million was included in costs of homes sold, $0.8 million in costs of land sold and $1.8 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $51.4 million in the fourth quarter of 2016, compared to $33.8 million in the fourth quarter of 2015. The increase in profitability was primarily due to increased transactions and higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating earnings for the Rialto segment were $8.0 million in the fourth quarter of 2016 (which included a $0.2 million operating loss and an add back of $8.2 million of net loss attributable to noncontrolling interests). Operating earnings in the fourth quarter of 2015 were $7.6 million (which included $16.9 million of operating earnings, partially offset by $9.3 million of net earnings attributable to noncontrolling interests).
Revenues in this segment were $81.5 million in the fourth quarter of 2016, compared to $61.2 million in the fourth quarter of 2015. Revenues increased primarily due to an increase in Rialto Mortgage Finance ("RMF") securitization revenues due to higher securitization margins.
Expenses in this segment were $74.4 million in the fourth quarter of 2016, compared to $61.3 million in the fourth quarter of 2015. Expenses increased primarily due to an increase in general and administrative expenses.
Rialto equity in earnings from unconsolidated entities was $4.6 million and $4.7 million in the fourth quarter of 2016 and 2015, respectively, related to Rialto's share of earnings from its real estate funds (the "Funds").
Rialto other income (expense), net, was ($12.0) million in the fourth quarter of 2016, compared to $12.2 million in the fourth quarter of 2015. The decrease in other income (expense), net, was primarily attributable to a decrease in net realized gains on the sale of real estate owned ("REO") and an increase in REO impairments.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $41.4 million in the fourth quarter of 2016, compared to $10.2 million in the fourth quarter of 2015. The increase in profitability was primarily due to the segment's $47.2 million share of gains related to the sale of four operating properties by Lennar Multifamily's unconsolidated

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entities in the fourth quarter of 2016, compared to the segment's $16.6 million share of a gain as a result of the sale of one operating property by one of its unconsolidated entities in the fourth quarter of 2015.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $67.9 million, or 2.0% as a percentage of total revenues, in the fourth quarter of 2016, compared to $65.9 million, or 2.2% as a percentage of total revenues, in the fourth quarter of 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were ($3.0) million and $11.1 million in the fourth quarter of 2016 and 2015, respectively. Net loss attributable to noncontrolling interests during the fourth quarter of 2016 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures. Net earnings attributable to noncontrolling interests in the fourth quarter of 2015 were primarily attributable to earnings related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
YEAR ENDED NOVEMBER 30, 2016 COMPARED TO
YEAR ENDED NOVEMBER 30, 2015
Lennar Homebuilding
Revenues from home sales increased 15% in the year ended November 30, 2016 to $9.6 billion from $8.3 billion in the year ended November 30, 2015. Revenues were higher primarily due to a 9% increase in the number of home deliveries, excluding unconsolidated entities, and a 5% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 26,481 homes in the year ended November 30, 2016 from 24,209 homes in the year ended November 30, 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. This includes an increase in home deliveries in Homebuilding Central despite a slight decrease in home deliveries in Homebuilding Houston, which is now aggregated into the Company's Homebuilding Central segment as it no longer meets the reportable segment criteria. The average sales price of homes delivered increased to $361,000 in the year ended November 30, 2016 from $344,000 in the year ended November 30, 2015. Sales incentives offered to homebuyers were $22,500 per home delivered in the year ended November 30, 2016, or 5.9% as a percentage of home sales revenue, compared to $21,400 per home delivered in the year ended November 30, 2015, or 5.9% as a percentage of home sales revenue.
Gross margins on home sales were $2.2 billion, or 23.0%, in the year ended November 30, 2016, compared to $2.0 billion, or 24.0%, in the year ended November 30, 2015. Gross margin percentage on home sales decreased compared to the year ended November 30, 2015 primarily due to an increase in land costs per home, partially offset by an increase in the average sales price of homes delivered.

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Selling, general and administrative expenses were $898.9 million in the year ended November 30, 2016, compared to $831.1 million in the year ended November 30, 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.4% in the year ended November 30, 2016, from 10.0% in the year ended November 30, 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Gross profits on land sales were $44.7 million in the year ended November 30, 2016, compared to $30.1 million in the year ended November 30, 2015.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($49.3) million in the year ended November 30, 2016, compared to $63.4 million in the year ended November 30, 2015. In the year ended November 30, 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination as well as the Company's share of net operating losses associated with the new FivePoint unconsolidated entity formed as the result of this combination. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties. In the year ended November 30, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $82.8 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites and a commercial property to third parties, sales of homesites to another joint venture in which the Company has a 50% investment, and a gain on debt extinguishment.
Lennar Homebuilding other income, net, totaled $57.4 million in the year ended November 30, 2016, compared to $18.6 million in the year ended November 30, 2015. In the year ended November 30, 2016, other income, net, included management fee income and a profit participation related to Lennar Homebuilding's strategic joint ventures and gains on the sale of several clubhouses during the year ended November 30, 2016. In the year ended November 30, 2015, other income, net, included $10.2 million aggregate gains on sales of an operating property and a clubhouse.
Lennar Homebuilding interest expense was $245.1 million in the year ended November 30, 2016 ($235.1 million was included in costs of homes sold, $5.3 million in costs of land sold and $4.6 million in other interest expense), compared to $220.1 million in the year ended November 30, 2015 ($205.2 million was included in costs of homes sold, $2.5 million in costs of land sold and $12.5 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $163.6 million in the year ended November 30, 2016, compared to $127.8 million in the year ended November 30, 2015. The increase in profitability was primarily due to increased transactions and higher profit per transaction in the segment's mortgage and title operations.

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Rialto
Operating earnings for the Rialto segment were $2.1 million in the year ended November 30, 2016 (which included a $16.7 million operating loss and an add back of $18.8 million of net loss attributable to noncontrolling interests). Operating earnings in the year ended November 30, 2015 were $28.8 million (which included $33.6 million of operating earnings, partially offset by $4.8 million of net earnings attributable to noncontrolling interests).
Revenues in this segment were $234.0 million in the year ended November 30, 2016, compared to $221.9 million in the year ended November 30, 2015. Revenues increased primarily due to an increase in RMF securitization revenues due to higher securitization margins.
Expenses in this segment were $229.8 million in the year ended November 30, 2016, compared to $222.9 million in the year ended November 30, 2015. Expenses increased primarily due to an increase in loan impairments and general and administrative expenses.
Rialto equity in earnings from unconsolidated entities was $19.0 million and $22.3 million in the years ended November 30, 2016 and 2015, respectively, related to Rialto's share of earnings from the Funds.
Rialto other income (expense), net, was ($39.9) million in the year ended November 30, 2016, compared to $12.3 million in the year ended November 30, 2015. The decrease in other income (expense), net, was primarily attributable to a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio, a decrease in net realized gains on the sale of REO, and an increase in REO impairments. The hospital is managed by a third-party management company.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $71.2 million in the year ended November 30, 2016, compared to an operating loss of $7.2 million in the year ended November 30, 2015. The increase in profitability was primarily due to the segment's $91.0 million share of gains as a result of the sale of seven operating properties by Lennar Multifamily's unconsolidated entities. In the year ended November 30, 2015, the operating loss in Lennar Multifamily primarily related to general and administrative expenses, partially offset by the segment's $22.2 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities, management fee income and general contractor income, net.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $232.6 million, or 2.1% as a percentage of total revenues, in the year ended November 30, 2016, compared to $216.2 million, or 2.3% as a percentage of total revenues, in the year ended November 30, 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.

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Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $1.2 million and $16.3 million in the years ended November 30, 2016 and 2015, respectively. Net earnings attributable to noncontrolling interests during the year ended November 30, 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the year ended November 30, 2015 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures and net earnings related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
OTHER TRANSACTIONS
Debt Transactions
During the year ended November 30, 2016, holders converted or redeemed the aggregate principal amount of $400 million of the Company's 3.25% convertible senior notes due 2021 for 17.0 million shares of Class A common stock and small cash premiums.
During the year ended November 30, 2016, holders converted or redeemed the remaining aggregate principal amount of $234 million of the Company's 2.75% convertible senior notes due 2020 for approximately $234 million in cash and 5.2 million shares of Class A common stock.
In March 2016, the Company issued $500 million of 4.750% senior notes due 2021. The Company used the net proceeds from the sales of the 4.750% senior notes due 2021 to retire its 6.50% senior notes due April 2016 for 100% of the outstanding principal amount, plus accrued and unpaid interest.
Credit Facility
In June 2016, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the maximum borrowings from $1.6 billion to $1.8 billion, including a $298 million accordion feature, subject to additional commitments, with certain financial institutions. The maturity for $1.3 billion of the Credit Facility was extended to June 2020, with the remaining $160 million maturing in June 2018.
Business Acquisition
On September 22, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WCI Communities, Inc. (“WCI”), under which the Company will acquire WCI through a merger for a combination of the Company's Class A common stock and cash. However, the Company has the right to reduce the portion of the merger consideration that will be Class A common stock and increase the portion that will be cash, including the right to make the entire merger consideration cash. The transaction is subject to approval by WCI's stockholders. It is anticipated that a meeting of WCI stockholders to vote on the transaction will be held in January 2017, and, if the transaction is approved by the WCI stockholders, it will close promptly after the stockholder vote.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; with respect to the WCI transaction, that WCI transaction is not consummated; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Monday, December 19, 2016. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3973 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2016	2015	2016	2015
Revenues:
Lennar Homebuilding	$3,007,002	2,677,157	9,741,337	8,466,945
Lennar Financial Services	195,915	157,067	687,255	620,527
Rialto	81,532	61,241	233,966	221,923
Lennar Multifamily	92,177	50,102	287,441	164,613
Total revenues	$3,376,626	2,945,567	10,949,999	9,474,008

Lennar Homebuilding operating earnings	$436,716	437,496	1,344,932	1,271,641
Lennar Financial Services operating earnings	51,350	33,778	163,617	127,795
Rialto operating earnings (loss)	(159)	16,913	(16,692)	33,595
Lennar Multifamily operating earnings (loss)	41,400	10,207	71,174	(7,171)
Corporate general and administrative expenses	(67,928)	(65,889)	(232,562)	(216,244)
Earnings before income taxes	461,379	432,505	1,330,469	1,209,616
Provision for income taxes	(150,909)	(139,843)	(417,378)	(390,416)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	310,470	292,662	913,091	819,200
Less: Net earnings (loss) attributable to noncontrolling interests	(2,983)	11,059	1,247	16,306
Net earnings attributable to Lennar	$313,453	281,603	911,844	802,894

Average shares outstanding:
Basic	226,240	208,397	218,421	205,189
Diluted	232,199	231,341	230,712	230,812

Earnings per share:
Basic	$1.37	1.34	4.13	3.87
Diluted (1)	$1.34	1.21	3.93	3.46

Supplemental information:
Interest incurred (2)	$67,909	71,279	281,394	288,516

EBIT (3):
Net earnings attributable to Lennar	$313,453	281,603	911,844	802,894
Provision for income taxes	150,909	139,843	417,378	390,416
Interest expense	73,277	65,516	245,061	220,147
EBIT	$537,639	486,962	1,574,283	1,413,457

(1)
For the three months and year ended November 30, 2016, diluted earnings per share includes an add back of interest of $0.7 million and $5.5 million, respectively, related to the Company's 3.25% convertible senior notes. For the three months and year ended November 30, 2015, diluted earnings per share includes an add back of interest of $2.0 million and $7.9 million, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2016	2015	2016	2015
Lennar Homebuilding revenues:
Sales of homes	$2,930,921	2,642,213	9,558,517	8,335,904
Sales of land	76,081	34,944	182,820	131,041
Total revenues	3,007,002	2,677,157	9,741,337	8,466,945

Lennar Homebuilding costs and expenses:
Costs of homes sold	2,247,402	1,991,147	7,362,853	6,332,850
Costs of land sold	51,792	27,074	138,111	100,939
Selling, general and administrative	256,167	242,678	898,917	831,050
Total costs and expenses	2,555,361	2,260,899	8,399,881	7,264,839
Lennar Homebuilding operating margins	451,641	416,258	1,341,456	1,202,106
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(24,608)	14,680	(49,275)	63,373
Lennar Homebuilding other income, net	10,986	8,311	57,377	18,616
Other interest expense	(1,303)	(1,753)	(4,626)	(12,454)
Lennar Homebuilding operating earnings	$436,716	437,496	1,344,932	1,271,641

Lennar Financial Services revenues	$195,915	157,067	687,255	620,527
Lennar Financial Services costs and expenses	144,565	123,289	523,638	492,732
Lennar Financial Services operating earnings	$51,350	33,778	163,617	127,795

Rialto revenues	$81,532	61,241	233,966	221,923
Rialto costs and expenses	74,353	61,265	229,769	222,875
Rialto equity in earnings from unconsolidated entities	4,624	4,711	18,961	22,293
Rialto other income (expense), net	(11,962)	12,226	(39,850)	12,254
Rialto operating earnings (loss)	$(159)	16,913	(16,692)	33,595

Lennar Multifamily revenues	$92,177	50,102	287,441	164,613
Lennar Multifamily costs and expenses	97,542	55,009	301,786	191,302
Lennar Multifamily equity in earnings from unconsolidated entities	46,765	15,114	85,519	19,518
Lennar Multifamily operating earnings (loss)	$41,400	10,207	71,174	(7,171)

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended November 30,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,260	3,938	$1,317,343	1,200,254	$309,000	305,000
Central	1,865	1,770	616,262	561,090	330,000	317,000
West	1,640	1,555	791,905	738,562	483,000	475,000
Other	463	394	221,297	170,883	478,000	434,000
Total	8,228	7,657	$2,946,807	2,670,789	$358,000	349,000
Of the total homes delivered listed above, 22 homes with a dollar value of $15.9 million and an average sales price of $722,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2016, compared to 52 home deliveries with a dollar value of $28.6 million and an average sales price of $550,000 for the three months ended November 30, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	3,292	3,000	$1,014,620	922,643	$308,000	308,000
Central	1,557	1,480	530,367	468,774	341,000	317,000
West	1,342	1,251	651,687	587,476	486,000	470,000
Other	407	322	199,759	154,051	491,000	478,000
Total	6,598	6,053	$2,396,433	2,132,944	$363,000	352,000
The total of new orders listed above is net of 5 cancellations from unconsolidated entities with a dollar value of $6.5 million and an average sales price of $1,294,000 for the three months ended November 30, 2016, compared to new orders of 26 homes from unconsolidated entities with a dollar value of $22.2 million and an average sales price of $855,000 for the three months ended November 30, 2015.

	For the Years Ended November 30,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	12,483	11,515	$3,890,405	3,527,612	$312,000	306,000
Central	6,788	6,171	2,218,590	1,888,127	327,000	306,000
West	5,734	5,245	2,757,112	2,383,432	481,000	454,000
Other	1,558	1,361	748,040	584,435	480,000	429,000
Total	26,563	24,292	$9,614,147	8,383,606	$362,000	345,000
Of the total homes delivered listed above, 82 homes with a dollar value of $55.6 million and an average sales price of $678,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2016, compared to 83 home deliveries with a dollar value of $47.7 million and an average sales price of $575,000 for the year ended November 30, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	12,764	11,579	$3,977,605	3,570,496	$312,000	308,000
Central	7,041	6,448	2,354,618	2,037,339	334,000	316,000
West	5,910	5,608	2,832,993	2,617,393	479,000	467,000
Other	1,657	1,471	788,721	663,247	476,000	451,000
Total	27,372	25,106	$9,953,937	8,888,475	$364,000	354,000
Of the total new orders listed above, 23 homes with a dollar value of $9.2 million and an average sales price of $401,000 represent new orders from unconsolidated entities for the year ended November 30, 2016, compared to 105 new orders with a dollar value of $70.2 million and an average sales price of $669,000 for the year ended November 30, 2015.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2016	2015	2016	2015	2016	2015
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	3,243	2,852	$1,065,425	928,098	$329,000	325,000
Central	2,321	2,068	821,608	685,750	354,000	332,000
West	1,530	1,354	748,488	671,524	489,000	496,000
Other (2)	529	372	256,017	192,379	484,000	517,000
Total	7,623	6,646	$2,891,538	2,477,751	$379,000	373,000
Of the total homes in backlog listed above, 30 homes with a backlog dollar value of $16.0 million and an average sales price of $533,000 represent the backlog from unconsolidated entities at November 30, 2016, compared to 89 homes with a backlog dollar value of $62.4 million and an average sales price of $701,000 at November 30, 2015.

(1)	During the year ended November 30, 2016, the Company acquired 110 homes in backlog.

(2)	During the year ended November 30, 2016, the Company acquired 58 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2016	2015
Lennar Homebuilding debt	$4,575,977	5,025,130
Stockholders' equity	7,026,042	5,648,944
Total capital	$11,602,019	10,674,074
Lennar Homebuilding debt to total capital	39.4%	47.1%

Lennar Homebuilding debt	$4,575,977	5,025,130
Less: Lennar Homebuilding cash and cash equivalents	1,050,138	893,408
Net Lennar Homebuilding debt	$3,525,839	4,131,722
Net Lennar Homebuilding debt to total capital (1)	33.4%	42.2%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.